Exhibit 99.1

Motricity Announces Commencement of Rights Offering

Bellevue, WA – September 13, 2012 – Motricity, Inc. (Nasdaq: MOTR) today announced that it has resumed its rights offering that initially commenced on July 24, 2012 and was subsequently suspended on August 15, 2012 pending modification of the composition of the units to be offered (the “Rights Offering”). On July 23, 2012, Motricity distributed to holders of its common stock one transferable subscription right to purchase units (the “Original Subscription Rights”) for every one share of common stock owned as of that date. Following the distribution of the Original Subscription Rights, Motricity determined that it was advisable and in the company’s best interest to modify the composition of the units. In making this determination, Motricity took into account, among other things, stockholder comments and tax considerations. Each subscription right, as modified (the “Rights”), now entitles the holder thereof, subject to certain limitations, to subscribe for a unit, at a subscription price of $0.65 per unit, consisting of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock at a price per share equal to the greater of (a) $0.65 and (b) 120% of the closing market price of the common stock on the date of issuance, as well as an over-subscription privilege. If the Rights Offering is fully subscribed, Motricity anticipates receiving approximately $28 million in net proceeds. Motricity must use a portion of the proceeds to repay any amounts outstanding under its revolving loan facility from High River Limited Partnership, which could be up to $5 million. No amounts are currently outstanding under the revolving loan facility.

Motricity expects the Rights to begin trading on the NASDAQ Global Select Market on or about September 14, 2012 under the symbol “MOTRR” until October 3, 2012, the expiration date of the Rights Offering, unless the Rights Offering is further extended. Any Rights that are not exercised on or before the expiration date of the rights offering will expire and have no value.

There will be no new distribution of Rights. Instead, the rights certificates for the Original Subscription Rights, as issued on July 23, 2012, represent the right to purchase the units as modified. Accordingly, any holders of Original Subscription Rights, including holders who acquired Original Subscription Rights by purchasing them from others, may exercise their Rights as set forth in the offering documents.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Motricity

Motricity (Nasdaq:MOTR) empowers mobile operators, brands and advertising agencies to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, marketing and advertising solutions. Motricity leverages advanced predictive analytics capabilities to deliver the right content, to the right person at the right time. Motricity provides their entire suite of mobile data service solutions through one, integrated, highly scalable managed service platform. Motricity’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our mobile operator, brand and advertising agency customers. For more information, visit www.motricity.com or follow @motricity on Twitter.

Safe Harbor and Forward-Looking Statements

Statements made in this release and related statements that express Motricity’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements related to whether and when the Rights will be listed on the Nasdaq Global Select Market, whether we will be successful in raising any capital in the Rights Offering and what proceeds we will receive in the Rights Offering. These statements represent beliefs and expectations only as of the date of this press release and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward looking statement. For example, we cannot assure that the Rights Offering will be successful or that the Rights Offering will not be further extended. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change.

Investor and Media Contact:

Alex Wellins

The Blueshirt Group

(415) 217-5861

alex@blueshirtgroup.com